                                                                       Exhibit 6


================================================================================



              ENGLISH LANGUAGE LEARNING & INSTRUCTION SYSTEM, INC.

                            SERIES B PREFERRED STOCK
                               PURCHASE AGREEMENT

                            Dated as of May 17, 2002



================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                                Page
                                                                                ----
Article 1. Authorization, Sale and Exchange of Stock ..........................    1

           Section 1.1   Authorization of the Series B Preferred Stock ........    1
           Section 1.2   Purchase of the Series B Preferred Stock .............    1

Article 2. Closing Date; Delivery .............................................    2

           Section 2.1   Closing Date .........................................    2
           Section 2.2   Delivery .............................................    2

Article 3. Representations and Warranties of the Company ......................    2

           Section 3.1   Organization, Good Standing and Qualification ........    2
           Section 3.2   Capitalization .......................................    2
           Section 3.3   Subsidiaries .........................................    3
           Section 3.4   Authorization ........................................    3
           Section 3.5   Valid Issuance of Preferred Stock ....................    4
           Section 3.6   Other Rights .........................................    4
           Section 3.7   Governmental Consents ................................    5
           Section 3.8   Litigation ...........................................    5
           Section 3.9   Proprietary Information Agreements ...................    5
           Section 3.10  Intellectual Property ................................    5
           Section 3.11  Compliance with Other Instruments ....................    8
           Section 3.12  Agreements; Action ...................................    9
           Section 3.13  Employee Benefit Plans ...............................   10
           Section 3.14  Disclosure ...........................................   13
           Section 3.15  Registration Rights and Stockholders' Rights .........   13
           Section 3.16  Real Property ........................................   14
           Section 3.17  Personal Property ....................................   14
           Section 3.18  Tax Returns and Payments .............................   14
           Section 3.19  Minute Books .........................................   15
           Section 3.20  Labor Agreements and Employee Actions ................   15
           Section 3.21  Monthly Financial Statements .........................   16
           Section 3.22  SEC Reports and Financial Statements .................   16
           Section 3.23  Material Changes .....................................   17
           Section 3.24  United Stated Real Property Holding Corporation ......   18
           Section 3.25  Private Placement ....................................   18
           Section 3.26  Environmental and Safety Laws ........................   18
           Section 3.27  Obligations to Related Parties .......................   18
           Section 3.28  Insurance ............................................   19
           Section 3.29  Brokers and Finders ..................................   19
           Section 3.30  Foreign Corrupt Practices Act ........................   19
           Section 3.31  Investment Company ...................................   19
           Section 3.32  FIRPTA ...............................................   19
           Section 3.33  Distribution Agreements ..............................   19

Article 4. Representations and Warranties of the Purchasers ....................  19

           Section 4.1   Authorization .........................................  19
           Section 4.2   Investment Experience .................................  20
           Section 4.3   Restricted Securities .................................  20
           Section 4.4   Legends ...............................................  20

Article 5. Conditions of Investor's Obligations at Each Closing ................  20

           Section 5.1   Representations and Warranties ........................  20
           Section 5.2   Performance ...........................................  20
           Section 5.3   Compliance Certificate ................................  20
           Section 5.4   Qualification .........................................  21
           Section 5.5   By-Laws ...............................................  21
           Section 5.6   Opinion of Company Counsel ............................  21
           Section 5.7   Amended Certificate ...................................  21
           Section 5.8   Consents, Permits, and Waivers ........................  21
           Section 5.9   Corporate Documents ...................................  21
           Section 5.10  Reservation of Conversion Stock .......................  21
           Section 5.11  Secretary's Certificate ...............................  21
           Section 5.12  Proceedings and Documents .............................  21
           Section 5.13  Confidentiality/Invention Assignment Agreement ........  22
           Section 5.14  Option Plan ...........................................  22
           Section 5.15  Directors and Officers Insurance ......................  22

Article 6. Conditions of the Company's Obligations at Each Closing .............  22

           Section 6.1   Representations and Warranties ........................  22
           Section 6.2   Payment of Purchase Price .............................  22

Article 7. Amendment of Stockholders Agreement and Registration Rights
           Agreement ...........................................................  22

           Section 7.1   Inclusion of Series B Preferred .......................  22
           Section 7.2   Effect of Amendment ...................................  22

Article 8. Indemnification .....................................................  23

           Section 8.1   Indemnification by Company ............................  23
           Section 8.2   Claims for Indemnification ............................  23
           Section 8.3   Third Party Indemnification ...........................  24
           Section 8.4   Failure to Give Notice ................................  24

Article 9. Covenants of the Company ............................................  24

           Section 9.1   Insurance .............................................  24
           Section 9.2   Audit and Compensation Committees .....................  24
           Section 9.3   Blue Sky Filings ......................................  25
           Section 9.4   Director and Officers Insurance. The Company
           maintains and will continue to maintain .............................  25
           Section 9.5   Accounting ............................................  25
           Section 9.6   Use of Proceeds .......................................  25
           Section 9.7   Future Assignments of Intellectual Property ...........  25

Article 10. Miscellaneous .....................................................  25

           Section 10.1     Survival of Warranties and Covenants ..............  25
           Section 10.2     Successors and Assigns ............................  25
           Section 10.3     Further Assurances ................................  25
           Section 10.4     Governing Law .....................................  26
           Section 10.5     WAIVER OF JURY TRIAL ..............................  26
           Section 10.6     Counterparts; Fax Signatures ......................  26
           Section 10.7     Titles and Subtitles ..............................  26
           Section 10.8     Notices ...........................................  26
           Section 10.9     Finder's Fee ......................................  27
           Section 10.10    Expenses ..........................................  27
           Section 10.11    Specific Performance; Remedies ....................  27
           Section 10.12    Amendments and Waivers ............................  27
           Section 10.13    Severability ......................................  27
           Section 10.14    Aggregation of Stock ..............................  27
           Section 10.15    Stock Splits ......................................  27
           Section 10.16    Entire Agreement ..................................  27
           Section 10.17    Delays or Omissions ...............................  28
           Section 10.18    Attorneys' Fees ...................................  28
           Section 10.19    Rights of Purchasers ..............................  28
           Section 10.20    Exculpation Among Purchasers ......................  28

Article 11. Definitions .......................................................  29

           Section 11.1     Definitions. ......................................  29

EXHIBITS
--------

Exhibit A    Form of Second Amended and Restated Certification of Incorporation
Exhibit B    Related Agreements (Stockholders Agreement and Registration Rights
             Agreement dated September 20, 2001)
Exhibit C    By-Laws
Exhibit D    Opinion of Counsel

SCHEDULES
---------

Schedule A   List of Purchasers
Schedule B   Schedule of Exceptions

              ENGLISH LANGUAGE LEARNING & INSTRUCTION SYSTEM, INC.

                   SERIES B PREFERRED STOCK PURCHASE AGREEMENT

         This Series B Preferred Stock Purchase Agreement (the "Agreement") is made as of May 17, 2002, by and among English Language Learning & Instruction System, Inc., a Delaware corporation (the "Company"), Camden Partners Strategic Fund II-A, L.P., a Delaware limited partnership, and Camden Partners Strategic Fund II-B, L.P., a Delaware limited partnership, (each a "Purchaser" and collectively, the "Purchasers").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to issue and sell to each Purchaser, severally and not jointly, and each Purchaser desires to purchase, severally and not jointly, in exchange for cash, an aggregate of 285,714 shares of the Company's Series B Preferred Stock, par value $.00001 per share (the "Series B Preferred Stock"), as set forth on Schedule A hereto (the "Schedule of
                                   ----------
Purchasers") upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

                                   Article 1.
                    Authorization, Sale and Exchange of Stock
                    -----------------------------------------

         Section 1.1   Authorization of the Series B Preferred Stock. The
         -----------   ---------------------------------------------
Company has, or before the Closing (as hereinafter defined) will have, authorized the sale and issuance of 1,000,000 shares of its Series B Preferred Stock, having the rights, restrictions, privileges and preferences as set forth in the Company's Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (as amended, the "Amended Certificate").
                   ---------

         Section 1.2   Purchase of the Series B Preferred Stock. Subject to the
         -----------   ----------------------------------------
terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company agrees to issue to each Purchaser, severally and not jointly, and each Purchaser, severally and not jointly agrees to purchase from the Company, at the Closing, the number of shares of Series B Preferred Stock set forth opposite the Purchaser's name on the Schedule of Purchasers at a purchase price of $1.75 per share of Series B Preferred Stock. The Company's agreement with each Purchaser is a separate agreement, and the sale of Series B Preferred Stock to each Purchaser is a separate sale.

         Section 1.3   Exchange of Shares. In addition to the shares issued
         -----------   ------------------
pursuant to Section 1.2 hereof, the Company agrees to issue to the Purchasers an aggregate of 428,571 shares of Series B Preferred Stock as set forth opposite the Purchaser's name on the Schedule of Purchasers in exchange for an aggregate of 250,000 shares of Series A Preferred Stock as set forth in Schedule A hereto.
                                                              ----------
After such exchange, the exchanged shares of Series A Preferred Stock shall be cancelled by the Company.

         Section 1.4   Option to Purchase Additional Shares. At any time on or
         -----------   ------------------------------------
before August 15, 2002, and at the Company's sole discretion, the Company may exercise the option of requiring the Purchasers to purchase 285,714 additional shares of Series B Preferred Stock under the same terms and conditions as those set forth in this Agreement. The Company shall notify the Purchasers of the Company's desire to exercise its option hereunder in writing and the Purchasers shall have thirty
(30) days from receipt of such notice to fulfill their obligations with respect to such option. Notwithstanding the foregoing, the Purchasers will not be obligated to fulfill their obligations set forth in this Section 1.4 in the event that, at the time of such request, any material representation or warranty contained in this Agreement is or has been present.

                                   Article 2.
                             Closing Date; Delivery
                             ----------------------

         Section 2.1   Closing Date. The closing of the purchase and sale of the
         -----------   ------------
Series B Preferred Stock hereunder (the "Closing") shall be held at the offices of Wilmer, Cutler & Pickering, 1600 Tysons Blvd., McLean, Virginia 22102, on or about May 16, 2002 (the "Closing Date") or at such other time and place as shall be mutually agreed upon by the Company and the Purchasers.

         Section 2.2   Delivery. At the Closing, the Company shall deliver to
         -----------   --------
each Purchaser certificates, in such denomination and registered in the Purchaser's name as set forth on the Schedule of Purchasers, representing the number of shares of Series B Preferred Stock which such Purchaser is receiving from the Company on the Closing Date against delivery to the Company of a cashier's check or wire transfer in immediately available funds that are to be transferred on the Closing Date to the Company.

                                   Article 3.
                  Representations and Warranties of the Company
                  ---------------------------------------------

         Except as set forth on the Schedule of Exceptions attached hereto as Schedule B, which exceptions shall be deemed to be representations and
----------
warranties as if made hereunder and shall identify the Section of this Agreement to which the exception applies, the Company hereby represents and warrants to each Purchaser as follows:

         Section 3.1   Organization, Good Standing and Qualification. The
                       ---------------------------------------------
Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have all requisite corporate power and authority to own and operate their properties and assets, carry on their business as now conducted, as proposed to be conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements (as defined below), to issue and sell the Series B Preferred Stock, and to carry out the provisions of this Agreement, the Related Agreements and the Amended Certificate. The Company and each of its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, financial condition, prospects or properties of the Company or such subsidiary.

         Section 3.2   Capitalization. Immediately prior to the Closing, the
         -----------   --------------
authorized capital of the Company consists of:

     (a) 20,000,000 shares of Preferred Stock, par value $.00001 per share (the "Preferred Stock"), of which 1,000,000 shares have been designated Series A Preferred Stock and are currently outstanding, and of which 1,000,000 shares have been designated Series B Preferred Stock, none of which are outstanding immediately prior to the Closing and an aggregate of 714,571 of which shares of Series B Preferred Stock will be issued pursuant to this Agreement. The rights, preferences, privileges and restrictions of the Series B Preferred Stock will be as stated in the Amended Certificate.

     (b) 50,000,000 shares of Common Stock, par value $.00001 per share (the "Common Stock"), of which 14,762,846 shares are issued and outstanding immediately prior to the Closing.

     (c) 301,500 shares of Common Stock reserved for issuance under the Company's Option Plan, as amended, of which (i) no shares have been issued upon the exercise of outstanding options, (ii) 281,706 shares are issuable upon the exercise of outstanding options, and (iii) 19,794 shares remain available upon the future issuance of stock options.

     (d) (i) Warrants to purchase 503,775 shares of common stock at a purchase price of $4.00 per share, expiring on January 31, 2003; (ii) warrants to purchase 500,000 shares of common stock at a purchase price of $1.00 per share expiring in June 2004; (iii) warrants to purchase 245,000 shares of common stock at a purchase price of $2.00 per share expiring in July 2005; (iv) warrants to purchase 100,000 shares of common stock at a purchase price of $3.00 per share expiring in July 2005; (v) warrants to purchase 158,555 shares of common stock at a purchase price of $2.63 per share expiring in September 2006; (vi) options to purchase 50,000 shares of common stock at a purchase price of $3.50 per share expiring in October 2005; and (vi) options to purchase 25,000 shares of the Company's common stock at a purchase price of $1.00 per share expiring in January 2007.

     (e) Except as provided in this Section 3.2 and for the conversion
                                    -----------
privileges of the Preferred Stock, there are no other outstanding equity securities, options, warrants, convertible debt securities, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

     Section 3.3 Subsidiaries. Except as set forth on the Schedule of
     ----------- ------------
Exceptions, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. The Schedule of Exceptions identifies, the name and address of each subsidiary as well as the type of legal entity and the jurisdiction of such subsidiaries legal formation. In addition, the Schedule of Exceptions lists the Company's percentage interest and type of security owned in each subsidiary.

     Section 3.4 Authorization. All corporate action on the part of the Company,
     ----------- -------------
its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company under this Agreement (including the amendment of the Stockholders Agreement and the Registration Rights Agreement (each as defined herein), and the other documents, instruments and certificates delivered hereunder, and the Amended Certificate and the authorization, sale, issuance (or reservation for issuance) and delivery of the Series B Preferred Stock being sold hereunder has been taken or will be taken prior to the Closing. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with their terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions contained herein or in any Related Agreement may be limited by applicable laws. The sale of the Series B Preferred Stock and the subsequent conversion of the Series B Preferred Stock into shares of common stock (the "Conversion Stock") are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

     Section 3.5  Valid Issuance of Preferred Stock.
     -----------  ---------------------------------

     (a) The shares of Series B Preferred Stock, which are being purchased by the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly authorized and validly issued, fully paid, nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The Series B Preferred Stock is issued in compliance with all applicable federal and state securities laws. The Conversion Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Amended Certificate, shall be duly authorized and validly issued, fully paid, nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and issued in compliance with all applicable federal and state securities laws.

     (b) The outstanding securities of the Company are all duly authorized and validly authorized and issued, fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

     Section 3.6  Other Rights. Except as set forth in this Agreement (including
     -----------  ------------
the Schedule of Exceptions), the Amended Certificate and the Stockholders Agreement dated September 20, 2001 (the "Stockholders Agreement") attached hereto as Exhibit B-1 and the Registration Rights Agreement dated September 20,
          -----------
2001 (the "Registration Rights Agreement" attached hereto as Exhibit B-2. The
                                                             -----------
Registration Rights Agreement, together with the Stockholders Agreement, shall be referred to as the "Related Agreements," each of which Related Agreement is attached hereto collectively as Exhibit B) there is, and immediately upon
                                ---------
consummation of the transactions contemplated hereby there will be: (a) no agreement, restriction or encumbrance to which the Company is a party, relating to the sale or voting of any shares of the capital stock of the Company, including, but not limited to rights of first refusal, preemptive rights, rights of first offer, proxies or voting agreements; (b) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Company any equity securities of the Company; (c) no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset; (d) no obligation (contingent or other) by the Company to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (e) no obligation to register any of the Company's securities under any applicable securities laws.

     Section 3.7  Governmental Consents. No consent, approval, order or
     -----------  ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local, provincial or foreign governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement and the issuance of the Series B Preferred Stock or the Conversion Stock, except for any applicable filings under the federal or state securities laws as have been duly and validly filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company and its subsidiaries have all franchises, permits, licenses and any similar authority necessary under applicable laws for the conduct of their business as now being conducted by them, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company or any of its subsidiaries and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Neither the Company nor any of its subsidiaries is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of their business or the ownership of their properties which violation could materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company or any of its subsidiaries.

     Section 3.8  Litigation. There is no action, suit, proceeding or
     -----------  ----------
investigation pending or currently threatened against the Company or its subsidiaries, or their properties, assets or business. Neither the Company nor its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company or any of its subsidiaries intends to initiate.

     Section 3.9  Proprietary Information Agreements. Except as set forth on the
     -----------  ----------------------------------
Schedule of Exceptions, each former and current officer and employee of the Company has executed a Employee Confidentiality and Non-Competition Agreement acceptable to the Purchasers, and no exceptions have been taken by any such officer or employee to the terms of such agreement. The Company currently has no consultants. The Company, after reasonable investigation, is not aware that any of its current officers, employees or consultants are in violation of such agreements, and the Company will use its best efforts to prevent any such violation. No former or current officer, employee or consultant of the Company has excluded works or inventions made prior to his or her employment or engagement with the Company from his or her assignment of inventions pursuant to such Employee Confidentiality and Non-Competition Agreement. Other than the employees listed on the Schedule of Exceptions, no employee has an employment agreement with the Company.

     Section 3.10 Intellectual Property.
     ------------ ---------------------

     (a) The Schedule of Exceptions sets forth a complete and accurate list of:
(i) all patents, copyrights, trademarks, service marks, trade dress, mask works, schematics, technology, inventions, manufacturing processes, supplier lists, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), moral rights, computer software programs or applications (in both source and object code form), and all applications, renewals and registrations for any of the foregoing which are owned by or on behalf of the Company or its subsidiaries (the "Company Intellectual Property"); (ii) all material hardware products and tools, software products and tools, and services that are currently published, offered, or under development by the Company or its subsidiaries; (iii) all material licenses, sublicenses and other agreements to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries authorizes any other person to use the Company Intellectual Property or exercise any other right with regard thereto; and (iv) all agreements with third parties pursuant to which the Company or its subsidiaries are granted the right to use the intellectual property of other parties ("Third Party Licensing Rights").

     (b) Company Intellectual Property also consists of (i) items and rights solely owned by the Company or its subsidiaries, and (ii) any and all source code in the Company's or its subsidiary's products, and (iii)any and all inventions conceived or reduced to practice on or before the Closing by employees and officers of the Company or its subsidiaries in the course of their employment with Company or its subsidiaries, as applicable, or any party that has an obligation to assign such inventions to Company or any of its subsidiaries.

     (c) The Company and its subsidiaries have all rights, title and interest in the Company Intellectual Property, and all necessary licenses, permissions and other rights in the Third Party Licensing Rights, necessary to carry out the business of Company and its subsidiaries as they has been, are currently, or are reasonably anticipated (as of the date Closing) by the Company and its subsidiaries to be conducted.

     (d) The Company or its subsidiaries are the rightful owner of any and all rights in Company Intellectual Property for its current technologies or those under development by Company or its subsidiaries on or before the Closing Date, including without limitation rights to make, use, import, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, offer to sell and sell the Company Intellectual Property and products embodying the Company Intellectual Property, in all fields of use, in each country in which Company or its subsidiaries conducts business, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

     (e) The Company and its subsidiaries have obtained any and all rights to Company Intellectual Property in writing from its officers, employees and third parties, including independent contractors and sub-contractors.

     (f) All necessary registration, maintenance and renewal fees currently due have been made with respect to, and all necessary documentation, recordations and certifications have been filed with the relevant authorities for purposes of maintaining, all Company Intellectual Property applications and registrations listed on the Schedule of Exceptions.

     (g) The employees and officers of the Company or its subsidiaries have taken any and all reasonably necessary steps to protect material Company Intellectual Property, including securing patent, copyright, trademark, trade secret, mask works or other intellectual property rights, as appropriate, in works of authorship, inventions, trade secrets and other confidential information conceived or reduced to practice on or before the Closing. The Company's employees and officers have exercised reasonable efforts and due diligence to protect such Company Intellectual Property and have not engaged and will not engage in an act or omission that would prevent, now, or in the future, securing or protecting Company Intellectual Property and rights in current technologies or those under development. Each of Company, its subsidiaries and its employees, and officers have not engaged in any act or omission that would constitute a bar to the U.S. patentability of any patent applications listed on the Schedule of Exceptions, or any patent applications being prepared for filing, including but not limited to, any publication, public use, or offer for sale of an invention.

     (h) Each of the Company, its subsidiaries and its employees, or officers have complied with the required duty of candor before the United States Patent and Trademark Office in connection with any patent application filed on behalf of the Company or in connection with any Company Intellectual Property.

     (i) The Company's and its subsidiaries' current use, reproduction, manufacture, modification, distribution, importation, licensing, sublicensing, offers for sale, sale, or any other exercise of, or use, reproduction, manufacture, modification, distribution, licensing, sublicensing, offers for sale, sale, or any other exercise of any Company Intellectual Property currently reasonably anticipated by the Company (including rights in any product, work, technology, service or process) does not interfere with, infringe upon, or misappropriate any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy or right in personal data of any third party.

     (j) The Company's and its subsidiaries' commercially available products, including hardware or software products and tools, services, or technologies, either alone or in combination, do not infringe any patent, copyright, trademark, service mark, trade dress or other intellectual property right or similar right of a third party.

     (k) The current marketed versions of each of the Company's and its subsidiaries' products substantially conform to the current published specifications and marketing materials relating to such products.

     (l) The Company or any of its subsidiaries is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will be, in violation or default of any license, sublicense or other agreement to which the Company or any of its subsidiaries is a party or otherwise bound. The consummation of the transactions contemplated by this Agreement will not trigger the release of any of the Company's source code to any third party. The Company is not in breach or default in any respect under any agreement or arrangement relating to Third Party Licensing Rights, nor has the Company given or received a notice of default under any agreement or arrangement relating to Third Party Licensing Rights incorporated in each of the Company's products, including hardware or software products and tools, services, or technologies.

     (m) Except as set forth in the Schedule of Exceptions, the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company or its subsidiaries in the Company Licensing Rights or the Third Party Licensing Rights.

     (n) No claim, complaint, demand or notice (i) challenging the validity, effectiveness, enforceability or ownership by Company of any of the Company Intellectual Property, (ii) charging that the Company has not performed their obligations under any license, sublicense, or agreement relating to the Third Party Licensing Rights, (iii) to the effect that the use, manufacture, importation, reproduction, modification, distribution, licensing, sublicensing, offer for sale, sale, or any other exercise of, or the Company's or any of its subsidiaries' reasonably anticipated use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of any Company Intellectual Property (including rights in any product, work, technology, service or process as used, provided or offered at any time) interferes with, infringes upon, or misappropriates or will interfere with, infringe upon, or misappropriate any intellectual property or other proprietary or personal right of any third party employee or former employee, has ever been alleged, asserted or threatened by any third party or former employee, nor are there nor has there ever been, to the knowledge of the Company, any valid grounds for any bona fide claim, complaint, demand or notice of any such kind.

     (o) There is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

     (p) No parties other than Company possess any current or contingent rights to any source code which is part of the Company Intellectual Property.

     (q) The Schedule of Exceptions lists all persons or entities who have created any portion of, or otherwise have any rights as authors or inventors in or to, the Company Intellectual Property. The Company has secured from all such persons or entities, including all persons or entities currently or formerly employed or engaged as an employee or consultant, valid and enforceable written assignments of any such work or other rights, confidentiality agreements, and non-disclosure agreements for the purpose of protecting the confidential information of Company.

     (r) The Schedule of Exceptions includes a true and complete list of support and maintenance agreements relating to Company Intellectual Property.

     (s) The Company has not granted any exclusive licenses in the Company Intellectual Property to third parties, and no person or entity has a license to use or the right to acquire a license to use any future version of the Company's software programs or any future product based on the Company Intellectual Property other than a right to license such updates to, new releases of and new versions of the Company's software programs that the Company makes generally available to its licensees.

     Section 3.11  Compliance with Other Instruments.
     ------------  ---------------------------------

     (a) Neither the Company nor any of its subsidiaries is in violation or default of any provisions of its Amended Certificate or By-Laws or of any instrument, judgment, order, writ, decree, mortgage or contract to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the Related Agreements and the issuance and sale of the Series B Preferred Stock pursuant hereto and of the Conversion Stock pursuant to the Amended

Certificate, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge, mortgage or encumbrance upon any assets of the Company or any of its subsidiaries.

     (b) Neither the Company nor any of its subsidiaries has performed any act or failed to perform any act, the occurrence or absence of which would result in the Company's loss of any right granted under any license, distribution or other agreement.

     Section 3.12  Agreements; Action.
     ------------  ------------------

     (a) Except for agreements under the Related Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, stockholders or any affiliate of any of the foregoing.

     (b) Except for agreements explicitly contemplated hereby, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its subsidiaries is a party or by which it is bound which involve (i) obligations (contingent or otherwise) of, or payments to, the Company or a subsidiary in excess of $25,000, or (ii) the transfer or license of any Intellectual Property right to or from the Company or a subsidiary, or (iii) the grant of rights to manufacture, produce, assemble, license, market or sell its products to any other person or affect the Company's, or a subsidiary's, exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of Intellectual Property rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business).

     (c) Neither the Company nor any of its subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000, (iii) made any loans or advances to any person, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

     (d) Neither the Company nor any of its subsidiaries is a party to or is bound by any contract, agreement or instrument, or subject to any restriction under their Certificate of Incorporation or By-Laws, which materially adversely affects their business as now conducted and as proposed to be conducted, their properties or their financial condition.

     (e) Neither the Company nor any of its subsidiaries have engaged in the past twelve (12) months in any discussion (i) with any representative of any company or firm regarding the consolidation or merger of the Company with or into any other entity, (ii) with any company or firm or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or
(iii) regarding any
other form of acquisition, recapitalization, restructuring, reorganization, liquidation, dissolution or winding up of the Company or, (iv) regarding the filing of a voluntary petition in bankruptcy.

     Section 3.13   Employee Benefit Plans.
     ------------   -----------------------

     (a) The Schedule of Exceptions contains a complete and accurate list of all Company Plans and Company Benefit Arrangements.

     (b) With respect, as applicable, to Benefit Plans and Benefit Arrangements:

         (1) The Company has delivered true, correct, and complete copies of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, to the Buyer: (A) all plan or arrangement documents, including but not limited to, trust agreements, insurance policies, service agreements and formal and informal amendments to each; (B) the most recent Forms 5500 or 5500C/R or other comparable documents and any attached financial statements and those for the prior three years and any related actuarial reports; (C) the last Internal Revenue Service ("IRS") determination or opinion letter, the last IRS determination or opinion letter that covered the qualification of the entire plan (if different), and the materials submitted to obtain those letters; (D) summary plan descriptions, summaries of material modifications, any prospectuses that describe the Company Plans or Company Benefit Arrangements, and Statement of Financial Accounting Standards Nos. 87, 106, and 112 reports or other comparable documents; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports received within the three years preceding the date of this Agreement by any domestic or foreign governmental agency, third-party administrators, actuaries, investment managers, consultants, or other independent contractors (other than individual account records or participant statements) or prepared by employees of the Company, a subsidiary or its ERISA Affiliates; (G) all notices the IRS, Department of Labor, or any other domestic or foreign governmental agency or entity issued to the Company or Any of its subsidiaries within the four years preceding the date of this Agreement; (H) employee manuals or handbooks containing personnel or employee relations policies; and (I) any other documents the Buyer has requested;

         (2) The only Qualified Plan currently in operation is the plan with The American Funds Company Intermountain Financial Group. Neither the Company nor any of its subsidiaries has maintained or contributed to another Qualified Plan. The Qualified Plans qualify under Code Section 401(a), and nothing has occurred with respect to the operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty or tax under ERISA or the Code; each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of domestic and foreign laws, including federal and state securities laws and any reporting and disclosure requirements; with respect to each Company Plan, no transactions prohibited by Code Section 4975 or ERISA Section 406 and no breaches of fiduciary duty described in ERISA Section 404 have occurred; Company has fiduciary liability insurance of at least $1 million in effect covering the fiduciaries of the Company Plans with respect to whom the Company could have liability; no current or former asset of a Company Plan has been any security issued by the Company, or any ERISA Affiliate; and the Company has never sponsored an employee stock ownership plan.

          (3) Neither the Company, nor any of its subsidiaries nor any ERISA Affiliate has ever sponsored or maintained or had any liability (whether actual or contingent) with respect to any Pension Plan; neither the Company nor any of its subsidiaries has any liability (whether actual or contingent) with respect to any Pension Plan maintained by any predecessor entity (or any of their ERISA Affiliates); the Company neither has nor has ever had any ERISA Affiliates; neither the Company nor any of its subsidiaries has any liability (whether actual or contingent) with respect to any Benefit Plan or Benefit Arrangement other than the Company Plans and Company Benefit Arrangement or with respect to any Benefit Plan maintained, now or in the past (or that should have been maintained), by any ERISA Affiliate or predecessor;

          (4) With respect to each Pension Plan, (I) neither the Company, nor any of its subsidiaries, nor any ERISA Affiliate has terminated or withdrawn or sought a funding waiver, and no facts exist that could reasonably be expected to cause such actions; (II) no accumulated funding deficiency (under Code Section 412 and without regard to waivers) exists or has existed; (III) no reportable event (as defined in ERISA Section 4043) has occurred; (IV) all costs have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices; (V) the assets, as of its last valuation date, exceeded its "Benefit Liabilities" (as defined in ERISA Section 4001(a)(16)); and (VI) since the last valuation date, there have been no amendments or changes to increase the amounts of benefits and, nothing has occurred that would reduce the excess of assets over benefit liabilities in such plans;

          (5) There are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity (including the IRS and Department of Labor); and no matters are pending under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program;

          (6) No Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would accelerate or vest any benefit or require severance, termination or other payments or trigger any liabilities as a result of the transactions this Agreement contemplates; neither the Company nor any of its subsidiaries has declared or paid any bonus or incentive compensation related to the transactions this Agreement contemplates; and no payments under any Company Plan or Company Benefit Arrangement would, individually or collectively, be nondeductible under Code Section 280G;

          (7) The Company and all Related Employers have paid all amounts they are required to pay as contributions to the Company Plans as of June 30, 2001; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of June 30, 2001; all monies withheld from employee paychecks for Company Plans have been transferred to the relevant plan within the time applicable regulations specify;

          (8) Neither the Company nor any of its subsidiaries provide benefits through a voluntary employee beneficiary association as defined in Code Section 501(c)(9); and

          (9) All group health plans of the Company, all Related Employers and its ERISA Affiliates materially comply with the requirements of Part 6 of Title I of ERISA ("COBRA"), Code Section 5000, the Health Insurance Portability and Accountability Act, and any other comparable domestic or foreign laws; neither the Company nor any of its subsidiaries has any liability under or with respect to COBRA for its own actions or omissions or those of any predecessor; no employee or former employee (or beneficiary of either) of the Company or any of its subsidiaries is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable law requires.

     (c) The Schedule of Exceptions contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company and all Related Employers for the last three (3) fiscal years.

     (d) The Schedule of Exceptions sets forth an accurate list, as of the date hereof, of all employees of the Company and all Related Employers who earned more than $50,000 in 2001 or who may earn more than $50,000 in 2002, all officers and all directors, and all employment agreements with such employees, officers, and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (i) March 31, 2002, and (ii) the date of this Agreement. The schedule also shows totals accrued for vacation, sick leave, and incentive bonuses for all employees. For purposes of this Section 3.13, the following
                                                ------------
definitions apply:

          (1) "Benefit Arrangement" means any benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

          (2) "Benefit Plan" has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by that or another section, (ii) maintained outside the United States, or (iii) individually negotiated or applicable only to one person.

          (3) "Company Benefit Arrangement" means any Benefit Arrangement the Company or any of its subsidiaries sponsors or maintains or with respect to which the Company or any of its subsidiaries has or may have any current or future liability (whether actual, contingent, with respect to any of its assets or otherwise), in each case with respect to any present or former directors, officers, or employees of or service providers to the Company or any Related Employer.

          (4) "Company Plan" means any Benefit Plan that the Company or any of its subsidiaries maintains or has previously maintained or to which the Company or any of its subsidiaries is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of the Company or any Related Employer.

          (5) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

          (6) "ERISA Affiliate" means any person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 and any general partnership of which the entity is or has been a general partner.

          (7)     "Multiemployer Plan" means any Benefit Plan described in ERISA
     Section 3(37).

          (8) "Pension Plan" means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan) or any comparable plan not covered by ERISA.

          (9) "Qualified Plan" means any Benefit Plan intended to meet the requirements of Code Section 401(a), including any already terminated plan.

          (10)    "Related Employer" means all subsidiaries of the Company.

     Section 3.14 Disclosure. The Company has fully provided each Purchaser with
     ------------ ----------
complete and accurate copies of all the information which such Purchaser has requested for deciding whether to purchase the Series B Preferred Stock and all information which the Company believes is reasonably necessary to enable such Purchaser to make such decision. Neither this Agreement, the Related Agreements nor any other statements, schedules, exhibits or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading which has not been, prior to the Closing, corrected or amended. There are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company or any of its subsidiaries that have not been set forth in the Agreement, the exhibits hereto, the Related Agreements or in other documents delivered to Purchasers or their attorneys or agents in connection herewith.

     Section 3.15 Registration Rights and Stockholders' Rights. Except as
     ------------ --------------------------------------------
provided in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. Except as contemplated in the Stockholders Agreement, no stockholder of the Company has entered into any agreement or trust with respect to the voting of equity securities of the Company.

     Section 3.16 Real Property. The Company does not own and never has owned
     ------------ -------------
any Real Property in fee. "Real Property" means all interests in real property, including, without limitation, improvements, and fixtures located on such real property. All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases"), are valid and in full force and effect, and have not been assigned, modified, supplemented or amended. The Company leases all Real Property necessary to conduct its business. The Company has made available to each Purchaser true and complete copies of all of the Leases, all amendments thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all liens, claims or encumbrances.

     Section 3.17 Personal Property. The Schedule of Exceptions sets forth an
     ------------ -----------------
accurate list of all personal property owned or leased by the Company with a current book value in excess of $25,000. The Company currently owns or leases all personal property necessary to conduct the business and operations of the Company.

     Section 3.18 Tax Returns and Payments.
     ------------ ------------------------

     (a) All Tax Returns (as hereinafter defined) that are required to be filed by or with respect to the Company have been filed and all such Tax Returns were true, correct and complete in all material respects when filed, (ii) all Taxes (as hereinafter defined) of the Company and its Subsidiaries that are due and payable, whether or not shown on such Tax Returns, have been paid in full, (iii) the provisions for Taxes on the audited and unaudited balance sheets included in the Financial Statements are sufficient for the payment of all accrued and unpaid Taxes of the Company whether or not assessed or disputed as of the respective dates of such balance sheets, (iv) no federal, state, local, or foreign audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its Subsidiaries, (v) no waiver of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its subsidiaries, (vi) there are no liens for Taxes on any asset of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable, (vii) no consent has been filed relating to the Company or any of its subsidiaries pursuant to section 341(f) of the Code, (viii) neither the Company nor any subsidiary has any current liability for Taxes of any person (other than the Company and its subsidiaries) (A) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise, and (ix) the Company's methods of tax accounting are correct in all material respects.

     (b) For purposes of this Agreement, the term (i) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

     Section 3.19 Minute Books. The minute books of the Company and its
     ------------ ------------
subsidiaries provided or made available to counsel for the Purchasers contain a complete summary of all meetings and actions by written consent of directors (and any committees of directors) and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     Section 3.20 Labor Agreements and Employee Actions. With respect to
     ------------ -------------------------------------
employees of and services providers to the Company and its subsidiaries:

     (a) The Company and its subsidiaries comply and have complied with all applicable domestic and foreign laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have complied with all employment agreements, and no claims, controversies, investigations, or suits are pending or threatened with respect to such laws or agreements, either by private individuals or by governmental agencies; and all employees are at-will;

     (b) Neither the Company nor any subsidiary is or has been engaged in any unfair labor practice, and there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company or any of its subsidiaries pending or threatened before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council;

     (c) No labor union represents or has ever represented the Company's or its subsidiary's employees and no collective bargaining agreement is or has been binding against the Company or any of its subsidiaries. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefore exist or have been threatened; no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting the Company or any of its subsidiaries;

     (d) No contractor, manufacturer, or supplier used by or under contract with Company is in material violation of any law relating to labor or employment matters; and

     (e) All persons who are or were performing services for the Company and any of its subsidiaries and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the Company and all of its subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so;

     (f) The Company and any of its subsidiaries are and have been in compliance with all applicable domestic and foreign laws concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by law to contribute; and

     (g) The Company has entered into and complied with any employment contracts, individual labor contracts, collective labor contracts and similar agreements required by applicable domestic and foreign laws, and the Company has delivered to the Purchasers prior to the date hereof true and complete copes of all employment contracts, individual labor contracts, collective labor contracts and similar agreements, whether written or oral, to which the Company or any of its subsidiaries is a party.

     Section 3.21 Monthly Financial Statements. The Company has attached hereto
     ------------ ----------------------------
complete and accurate copies of the unaudited monthly balance sheets and unaudited monthly income statements through April 30, 2002 (the "Monthly Financial Statements"). The Monthly Financial Statements (i) are complete and correct in all material respects, (ii) are in accordance with the Company's books and records, (iii) have been prepared in accordance with GAAP (as defined below) applied on a consistent basis throughout the periods indicated, except as disclosed therein, and (iv) fairly present the financial position of the Company as of the dates indicated; provided, however, that the unaudited financial
                           --------  -------
statements are subject to normal recurring year-end audit adjustments (which are not expected to be material) and do not contain all footnotes required under generally accepted accounting principles.

     Section 3.22 SEC Reports and Financial Statements. Each form, report,
     ------------ ------------------------------------
schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") prior to the date hereof (as such documents have been amended prior to the date hereof, the "SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 as amended ("Exchange Act") and the rules and regulations promulgated thereunder applicable to such SEC Reports, and none of the SEC Reports when filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the SEC Reports ("Financial Statements") as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in amount). None of the Company's subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC. The adoption of SEC Staff Accounting Bulletin No. 101 (Revenue Recognition in Financial Statements) effective January 1,

2000, has not adversely impacted and will not adversely impact, in any material respect, the amount or timing of revenue recognition by the Company or any of its subsidiaries as compared to their respective prior revenue recognition practices. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) fully reflected or reserved against in the financial statements included in the SEC Reports, (ii) incurred since March 31, 2002 in the ordinary course of business or (iii) as set forth in the Schedule of Exceptions.

     Section 3.23 Material Changes. Since March 31, 2002, there has not been:
     ------------ ----------------

     (a) any change in the assets, liabilities, financial condition or operating results of the Company or any of its subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business consistent with past practice;

     (b) any material damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of the Company or any of its subsidiaries (as such business is presently conducted and as it is proposed to be conducted);

     (c) any waiver or compromise by the Company or any of its subsidiaries of a valuable right or of a material debt owed to it;

     (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any material obligation by the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

     (e) any change to a material contract or agreement by which the Company or any of its subsidiaries or any of their assets is bound or subject;

     (f) any change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its subsidiaries;

     (g) any sale, assignment or transfer of any Intellectual Property or other intangible assets of the Company or any of its subsidiaries;

     (h) any resignation or termination of employment of any officer, key employee or director of the Company or any of its subsidiaries; and the Company does not know of any impending resignation or termination of employment of any such officer, key employee or director;

     (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or any of its subsidiaries;

     (j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

     (k) any declaration or payment of any dividend or other distribution of the assets of the Company or any of its subsidiaries;

     (l) any other event or condition of any character that might, either individually or in the aggregate, materially and adversely affect the business, properties, prospects or financial condition of the Company or any of its subsidiaries (as such business is presently conducted and as it is proposed to be conducted); or

     (m) any arrangement or commitment by the Company or any of its subsidiaries to do any of the acts described in subsections (a) through (l) above.

     Section 3.24 United Stated Real Property Holding Corporation. The Company
     ------------ -----------------------------------------------
is not now and has never been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.

     Section 3.25 Private Placement. Subject to the truth and accuracy of the
     ------------ -----------------
Purchasers' representations set forth in this Agreement, the offer, sale and issuance of the Series B Preferred Stock and the Conversion Stock is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), and the qualification or registration requirements of applicable blue sky laws. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     Section 3.26 Environmental and Safety Laws. Neither the Company nor any of
     ------------ -----------------------------
its subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or any of its subsidiaries or by any other person or entity on any property owned, leased or used by the Company or any of its subsidiaries. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

     Section 3.27 Obligations to Related Parties. There are no obligations of
     ------------ ------------------------------
the Company or any of its subsidiaries to officers, directors, stockholders, or employees of the Company or any of its subsidiaries other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or subsidiary and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or stockholders of the Company or any of its subsidiaries, or any members of their immediately families, are indebted to the Company or its subsidiaries or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its subsidiaries is affiliated or with which the Company or any of its subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its subsidiaries, except that officers, directors and/or stockholders of the Company may own stock in publicly traded companies (representing less than one percent (1%) of such Company) which may compete with the Company. No officer, director or stockholder of the Company or any of its subsidiaries, or any member of their immediately families, is, directly or indirectly, interested in any material contract with the Company or any of its subsidiaries (other than such contracts as relate to any such person's or its affiliate's ownership of capital stock or other securities of the Company). Neither the Company nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     Section 3.28 Insurance. The Company has general commercial, product
     ------------ ---------
liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

     Section 3.29 Brokers and Finders. No agent, broker, investment banker or
     ------------ -------------------
other firm or Person acting on behalf or under the authority of the Company is or will be entitled to any broker's, finder's or consultant's fee or any other commission or similar fee from the Company in connection with any of the transactions contemplated by this Agreement.

     Section 3.30 Foreign Corrupt Practices Act. Neither the Company nor any of
     ------------ -----------------------------
its subsidiaries has made, offered or agreed to offer anything of value to any government official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company or any of its subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. There is not now, and there has never been, any employment by the Company, or beneficial ownership in the Company or any of its subsidiaries, by any governmental or political official of any country in the world.

     Section 3.31 Investment Company. The Company is not an "investment company"
     ------------ ------------------
within the meaning of the Investment Company Act of 1940, as amended.

     Section 3.32 FIRPTA. The Company is not a "foreign person" within the
     ------------ -------
meaning of Section 1445 of the Code.

     Section 3.33 Distribution Agreements. The Schedule of Exceptions contains a
     ------------ -----------------------
list of all of the Company's distributors and their territory. The Company has provided a copy of each distribution agreement to which the Company is a party (the "Distribution Agreements"). Each of the Distribution Agreements is currently in effect and no breach or waiver by the Company or any other party thereto has occurred or is occurring.

                                   Article 4.
                Representations and Warranties of the Purchasers.
                ------------------------------------------------

     Each Purchaser hereby severally and not jointly represents and warrants that:

     Section 4.1  Authorization. This Agreement and the Related Agreements when
     -----------  -------------
executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in this Agreement or the Related Agreement may be limited by applicable laws.

     Section 4.2 Investment Experience. Such Purchaser acknowledges that it is
     ----------- ---------------------
able to protect its interests, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series B Preferred Stock. Such Purchaser also represents it has not been organized for the purpose of acquiring the Series B Preferred Stock. Such Purchaser understands the term "accredited investor" as used in Regulation D promulgated under the Act and represents and warrants to the Company that such Purchaser is an "accredited investor" for purposes of acquiring the Series B Preferred Stock purchasable by it hereunder.

     Section 4.3 Restricted Securities. Such Purchaser understands that the
     ----------- ---------------------
Series B Preferred Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, each Purchaser represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

     Section 4.4 Legends. It is understood that the certificates evidencing the
     ----------- -------
Series B Preferred Stock (and the Conversion Stock) may bear one or all of the following legends:

     (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

     (b) Any legend required by any other applicable laws.

                                   Article 5.
              Conditions of Investor's Obligations at Each Closing.
              ----------------------------------------------------

     The obligations of each Purchaser under Sections 1.2 and 1.4 of this
                                             ------------     ---
Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against such Purchaser unless consented thereto in writing by such Purchaser:

     Section 5.1 Representations and Warranties. The representations and
     ----------- ------------------------------
warranties of the Company contained in Article 3 shall be true on and as of the date hereof.

     Section 5.2 Performance. The Company shall have performed and complied with
     ----------- -----------
all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     Section 5.3 Compliance Certificate. The Chief Executive Officer or
     ----------- ----------------------
President of the Company shall deliver to each Purchaser a certificate, dated as of the date of the Closing, certifying that the conditions specified in Sections 5.1, 5.2, 5.5, 5.6, 5.7, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14 and 5.15 have been fulfilled.

     Section 5.4  Qualification. All authorizations, approvals or permits, if
     -----------  -------------
any, of any governmental authority or regulatory body of the united States or of any state that are required to be in effect as of the Closing in connection with the lawful issuance and sale of the Series B Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

     Section 5.5  By-Laws. The By-Laws of the Company attached hereto as
     -----------  -------
Exhibit C shall have been validly adopted by the Company and are in full force
---------
and effect.

     Section 5.6  Opinion of Company Counsel. The Purchaser shall have received
     -----------  --------------------------
from Otto & Rees, P.C., counsel for the Company, an opinion, dated as of the date of such Closing, in the form attached hereto as Exhibit D.

     Section 5.7  Second Amended and Restated Certificate of Incorporation. The
     -----------  --------------------------------------------------------
Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit A shall have been filed with the Secretary of State of Delaware, shall
---------
have become effective, and shall not have been further modified or amended and shall continue to be in full force and effect.

     Section 5.8  Consents, Permits, and Waivers. The Company shall have
     -----------  ------------------------------
obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

     Section 5.9  Corporate Documents. The Company shall have delivered to the
     -----------  -------------------
Purchasers or their counsel, complete and accurate copies of all corporate documents of the Company reasonably requested by Purchasers.

     Section 5.10 Reservation of Conversion Stock. The Conversion Stock issuable
     ------------ -------------------------------
upon conversion of the Series B Preferred Stock shall have been duly authorized and reserved for issuance upon such conversion.

     Section 5.11 Secretary's Certificate. The Purchasers shall have received
     ------------ -----------------------
from the Company's Secretary a certificate having attached thereto (i) a certified copy of the Company's Amended Certificate as in effect at the time of the Closing, (ii) the Company's By-Laws as in effect at the time of the Closing,
(iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company's stockholders authorizing the filing of the Amended Certificate, and (v) good standing certificates (including tax good standing) with respect to the Company from the appropriate authorities in any jurisdiction in which the Company is qualified to do business, dated a recent date before the Closing.

     Section 5.12 Proceedings and Documents. All corporate and other proceedings
     ------------ -------------------------
in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     Section 5.13 Confidentiality/Invention Assignment Agreement. Each employee
     ------------ ----------------------------------------------
and officer of the Company shall enter into an Employee Confidentiality and Non-Competition Employment Agreement.

     Section 5.14 Option Plan. The Company's option plan is currently in full
     ------------ -----------
force and effect.

     Section 5.15 Directors and Officers Insurance. The Company's director and
     ------------ --------------------------------
officer insurance coverage is currently in full force and effect.

                                   Article 6.
            Conditions of the Company's Obligations at Each Closing.
            -------------------------------------------------------

     The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment on or before Closing of each of the following conditions, the waiver of which shall not be effective unless consented to in writing by the Company:

     Section 6.1  Representations and Warranties. The representations and
     -----------  ------------------------------
warranties of each Purchaser contained in Article 4 hereof shall be true on and
                                          ---------
as of the date hereof.

     Section 6.2  Payment of Purchase Price. At the Closing, each Purchaser
     -----------  -------------------------
shall have tendered payment of the Purchase Price for all of the Series B Preferred Stock being purchased by such Purchaser at the Closing.

                                   Article 7.
      Amendment of Stockholders Agreement and Registration Rights Agreement
      ---------------------------------------------------------------------

     Section 7.1  Inclusion of Series B Preferred. The parties hereto agree that
     -----------  -------------------------------
the Stockholders Agreement and the Registration Rights Agreement shall be amended so that: (i) with respect to the Stockholders Agreement, the term "Securities" shall include the shares of Series B Preferred Stock issued pursuant to this Agreement; and (ii) with respect to the Registration Rights Agreement, the definition of "Registrable Securities" shall be replaced in its entirety to read as follows:

          "Registrable Securities" means shares of Common Stock and any shares of common stock of the Company issued or issuable (i) upon conversion of or with respect to the Series A Preferred or the Series B Preferred and (ii) as a dividend on the Company Stock, and any shares of the Company's capital stock issued with respect to (i) or (ii) as a result of any stock split, stock dividend, recapitalization, exchange, merger, consolidation, reorganization, combination, reclassification or similar event or otherwise, provided, that any shares of the Company's securities acquired after the date hereof by a Camden Purchaser shall also be considered "Registrable Securities" for purposes of this Agreement.

     Section 7.2  Effect of Amendment Except as set forth in this Article 7, the
     -----------  -------------------
Stockholders Agreement and the Registration Rights Agreement shall remain in full force and effect.

                                   Article 8.
                                 Indemnification
                                 ---------------

     Section 8.1 Indemnification by Company. The Company shall indemnify each
     ----------- --------------------------
Purchaser and its affiliates and their respective officers, directors, employees, financial advisors, attorneys, accountants, agents and affiliates (collectively, the "Indemnified Parties") against, and hold each Indemnified Party harmless from, any damage, claim, loss, cost, liability or expense, including interest, penalties, reasonable attorneys' fees and the Indemnified Party's expenses of investigation, response action or remedial action (collectively, "Damages"), incident to, arising out of, in connection with or related to, whether directly or indirectly, any of the following:

     (a) the breach of any representation or warranty made by the Company set forth in this Agreement or any of the Related Agreements;

     (b) any breach by the Company of any of its covenants or agreements set forth in this Agreement or the Related Agreements; or

     (c)  any material loss, liability or diminution in value resulting from:

          (1) the Company's failure to receive intellectual property assignment agreements and confidentiality agreements with any of its current, former or future employees and/or officers; and

          (2) any false or misleading statements or information made in any filings made with the SEC; and

          (3) the merger of Computer Assisted Learning and Instruction, Inc. with and into Politics.com, Inc.; and

          (4) any undisclosed liabilities associated with the Brazilian entity, Cali Brasilia Ltda and the sale or transfer of the shares of Cali Brasilia Ltda. to the Company.

     Section 8.2 Claims for Indemnification. In the event that any Indemnified
     ----------- --------------------------
Party has a claims or demands for indemnification under this Article 8
                                                             ---------
("Claims") against the Company (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). The Indemnified Party shall have the right to obtain information and to inspect and copy records of the Indemnifying Party that may be relevant to the claim or to the indemnification obligation hereunder. If, within twenty (20) days after the date of delivery of the Claim Notice the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.2, the
                                                        -----------
Indemnified Party shall respond in a written statement to the objection within twenty (20) days and, for twenty (20) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

     Section 8.3 Third Party Indemnification. (a) In the event that any Claim
     ----------- --------------------------
for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have twenty (20) days from the date of delivery of the Claim Notice to notify the Indemnified Party whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute. In the event that the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in
             --------
writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to assume control of the defense on behalf of the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred, provided that any settlement shall require the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     Section 8.4 Failure to Give Notice. The Indemnified Party's failure to give
     ----------- ----------------------
reasonably prompt notice as required by this Article 8 of any actual, threatened
                                             ---------
or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party or materially prejudices its ability to defend the claim.

                                   Article 9.
                            Covenants of the Company
                            ------------------------

     The Company hereby covenants and agrees with the Purchasers as follows:

     Section 9.1 Insurance. The Company maintains and shall continue to maintain
     ----------- ---------
valid policies of insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same business and similarly situated, including, without limitation, workers compensation insurance and insurance against casualty loss, public liability, libel, slander, defamation, advertising injury and other risks.

     Section 9.2 Audit and Compensation Committees. The Company has established
     ----------- ---------------------------------
and will maintain an audit committee and a compensation committee of the Board of Directors, as well as any other committees required by the Nasdaq or American Stock Exchange regulations. A majority of the members of the audit committee and the compensation committee shall be independent directors as defined in such regulations. The nominating committee of the Board of Directors will nominate members to the audit committee and the compensation committee as well as any other committee formed by the Board of Directors.

     Section 9.3  Blue Sky Filings. Within fifteen (15) days of the Closing, the
     -----------  ----------------
Company will file a notice of sale of the Series B Preferred Stock pursuant to Form D under the Securities Act of 1933, as amended (the "Securities Act") and will make any other filings required by the Securities or Blue Sky laws of any other applicable state.

     Section 9.4  Director and Officers Insurance. The Company maintains and
     -----------  -------------------------------
will continue to maintain directors and officers insurance in form and substance acceptable to the Purchasers.

     Section 9.5  Accounting. The Company maintains and will continue to
     -----------  ----------
maintain a standard system of accounting established and administered in accordance to GAAP.

     Section 9.6  Use of Proceeds. The Company shall use the proceeds of the
     -----------  ---------------
sale of the Series B Preferred Stock for working capital purposes.

     Section 9.7  Future Assignments of Intellectual Property. The Company shall
     -----------  -------------------------------------------
use its best efforts to obtain valid assignments from all current and former employees in connection with all Company Intellectual Property, including, without limitation, all assignments required by the United States Patent and Trademark Office in connection with the filing of patent applications.

                                  Article 10.
                                 Miscellaneous.
                                 --------------

     Section 10.1 Survival of Warranties and Covenants. The warranties,
     ------------ ------------------------------------
representations and covenants of the Company and Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers or the Company.

     Section 10.2 Successors and Assigns. The terms and conditions of this
     ------------ ----------------------
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     Section 10.3 Further Assurances. Each party hereto shall do and perform or
     ------------ ------------------
cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     Section 10.4 Governing Law. This Agreement shall be governed by and
     ------------ -------------
construed, interpreted and enforced in accordance with the laws of Delaware, without regard to principles of conflicts of laws. Each of the parties hereto,
(a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and Federal District Court for the District of Delaware in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Court of Chancery of the State of Delaware or the Federal District Court for the District of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

     Section 10.5 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ITS
     ------------ --------------------
RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREIN.

     Section 10.6 Counterparts; Fax Signatures. This Agreement may be executed
     ------------ ----------------------------
by facsimile and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

     Section 10.7 Titles and Subtitles. The titles and subtitles used in this
     ------------ --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     Section 10.8 Notices. Unless otherwise provided, any notice required or
     ------------ -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon (i) personal delivery, (ii) at the time of transmission by facsimile addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), until confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile, (iii) delivery by a nationally recognized overnight courier or (iv) four (4) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid. Such notice shall be addressed to the party to be notified at the address indicated for such party on the signature page to this Agreement, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

     Section 10.9  Finder's Fee. Each party represents that it neither is nor
     ------------  ------------
will be obligated for any finders' fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its subsidiaries, officers, employees, affiliates or representatives is responsible.

     Section 10.10 Expenses. Each party to this Agreement shall pay all of its
     ------------- --------
own fees and costs relating to the negotiation, execution and delivery of this Agreement and the Related Agreements and all actions and transactions contemplated hereby and thereby.

     Section 10.11 Specific Performance; Remedies. Each party hereto
     ------------- ------------------------------
acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     Section 10.12 Amendments and Waivers. Any term of this Agreement may be
     ------------- ----------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchasers. Any amendment or waiver effected in accordance with this Section 10.12 shall be
                                                         -------------
binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

     Section 10.13 Severability. If one or more provisions of this Agreement are
     ------------- ------------
held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     Section 10.14 Aggregation of Stock. All Series B Preferred Stock held or
     ------------- --------------------
acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     Section 10.15 Stock Splits. All references to numbers of shares in this
     ------------- ------------
Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement.

     Section 10.16 Entire Agreement. This Agreement and the Related Agreements
     ------------- ----------------
embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

     Section 10.17 Delays or Omissions. It is agreed that no delay or omission
     ------------- -------------------
to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Amended Certificate, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Investor's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Amended Certificate or any waiver on such party's part of any provisions or conditions of this Agreement, the Related Agreements, or the Amended Certificate must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Amended Certificate, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

     Section 10.18 Attorneys' Fees. In the event that any suit or action is
     ------------- ---------------
instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     Section 10.19 Rights of Purchasers. Each Purchaser shall have the absolute
     ------------- --------------------
right to exercise or refrain from exercising any right or rights that such Purchaser may have by reason of this Agreement, the Related Agreements, the Amended Certificate, the By-Laws or at law or in equity including, without limitation, the right to consent to the waiver of any obligation of the Company and to enter into any agreement with the Company for the purpose of modifying this Agreement or the Related Agreements and such Purchaser shall not incur any liability to any other Purchaser or holder of Series B Preferred Stock (or Common Stock issued upon conversion thereof) with respect to exercising or refraining from exercising any such right or rights. Each Purchaser acknowledges that such Purchaser is not relying upon any other Purchaser in making its investment decision to invest in the Company.

     Section 10.20 Exculpation Among Purchasers. Each Purchaser acknowledges
     ------------- ----------------------------
that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Series B Preferred Stock and Conversion Stock.

                                  Article 11.
                                  Definitions.
                                  ------------

     Section 11.1 Definitions. The defined terms below have the meaning set
     ------------ -----------
forth in the page referred to below.

Term                                                                Page #
----                                                                ------
Act...............................................................      19
Agreement.........................................................       1
Amended Certificate...............................................       1
Benefit Arrangement...............................................      12
Benefit Liabilities...............................................      11
Benefit Plan......................................................      13
Claim Notice......................................................      26
Closing...........................................................       2
Closing Date......................................................       2
COBRA.............................................................      12
Common Stock......................................................       1
Company...........................................................       1
Company Benefit Arrangement.......................................      13
Company Intellectual Property.....................................       6
Company Plan......................................................      13
Series B Preferred Stock..........................................       1
Conversion Stock..................................................       4
Damages...........................................................      26
ERISA.............................................................      13
ERISA Affiliate...................................................      13
Exchange Act......................................................      17
Financial Statements..............................................      17
GAAP..............................................................      17
Hazardous Materials...............................................      19
Indemnified Parties...............................................      26
Indemnifying Party................................................      26
Leases............................................................      14
Multiemployer Plan................................................      13
Pension Plan......................................................      13
Preferred Stock...................................................       3
Purchaser.........................................................       1
Purchasers........................................................       1
Qualified Plan....................................................      14
Real Property.....................................................      14
Registration Rights Agreement.....................................       4
Related Agreements................................................       4
Related Employer..................................................      14
Schedule of Purchasers............................................       1
SEC...............................................................      17
SEC Reports.......................................................      17

Series A Preferred Stock................................................    1
Stockholders' Agreement.................................................    4
Third Party Claim.......................................................   27
Third Party Licensing Rights............................................    6

                            (Signature pages follow)

     IN WITNESS WHEREOF, this Series B Preferred Stock Purchase Agreement has been duly executed on the date herein above set forth.

                                  "COMPANY"

                                  ENGLISH LANGUAGE LEARNING &
                                  INSTRUCTION SYSTEM, INC.

                                  By:___________________________________________
                                  Name: Timothy Otto
                                  Title:   President and Chief Executive Officer

Address:          3520 North University Avenue
                  Suite 275
                  Provo, Utah  84604
Fax No.:          801.374.3495
Attention:        Timothy Otto, President & CEO


With a copy to:
Address:          Otto & Rees, P.C.
                  2749 East Parley's Way
                  Suite 300
                  Salt Lake City, Utah 84109
Fax No.:          801.467.5844
Attention:        David M. Rees, Esquire



                              Signature Page - Series B Stock Purchase Agreement

                                       "PURCHASERS"

                                       CAMDEN PARTNERS STRATEGIC
                                       FUND II-A, L.P.

                                       By:    Camden Partners Strategic II, LLC,
                                              its General Partner


                                       By:______________________________________
                                       Name:        David L. Warnock
                                       Title:       Managing Member
Address:          Camden Partners
                  One South Street
                  Suite 2150
                  Baltimore, Maryland  21201
Fax No.:          410.895.3805
Attention:        David L. Warnock, Managing Member
With a copy to:
Address:          Wilmer, Cutler & Pickering
                  100 Light Street
                  Baltimore, Maryland 21202
Fax No.:          410.986.2828
Attention:        Jay Watkins, Esquire
                                       CAMDEN PARTNERS STRATEGIC
                                       FUND II-B, L.P.

                                       By:    Camden Partners Strategic II, LLC,
                                              its General Partner



                                       By:______________________________________
                                       Name:        David L. Warnock
                                       Title:       Managing Member
Address:          Camden Partners
                  One South Street
                  Suite 2150
                  Baltimore, Maryland  21201
Fax No.:          410.895.3805
Attention:        David L. Warnock, Managing Member
With a copy to:
Address:          Wilmer, Cutler & Pickering
                  100 Light Street
                  Baltimore, Maryland 21202
Fax No.:          410.986.2828
Attention:        Jay Watkins, Esquire